AETHER INFRASTRUCTURE & NATURAL RESOURCES FUND

EXHIBIT 99.(a)(2)

State of Delaware Secretary of State Division of Corporations Delivered 01:31PM02/16/2024 FILED 01:31PM 02/16/2024 SR 20240542002 - File Number 3119750

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

●	First: The name of the trust is

Aether Infrastructure & Natural Resources Fund

●	Second: The name and address of the Registered Agent in the State of Delaware is

The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801 (New Castle County)

●	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

●	Fourth: (Insert any other information the trustees determine to include therein.)

By: /s/David L. Williams
Authorized Person

Name: David L. Williams
Typed or Printed